Exhibit 99.2

MINORITY EQUALITY OPPORTUNITIES ACQUISITION INC.

COMPENSATION COMMITTEE CHARTER

(Effective __________, 2021)

Purpose

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Minority Equality Opportunities Acquisition Inc. (the “Company”) shall provide assistance to, and discharge certain responsibilities of, the Board in overseeing the design and administration of the Company’s executive and director compensation programs, ensuring that the Company’s officers, management team and directors are compensated in furtherance of the Company’s overall compensation objectives, evaluating the performance of the management team, and overseeing succession planning for the management team.

Member Qualification and Appointment

The Committee shall be composed of at least three (3) members of the Board. Except as otherwise permitted by the applicable rules of the NASDAQ Stock Market, each member of the Committee shall satisfy the independence requirements set forth in the rules of the NASDAQ Stock Market.

The members of the Committee shall be appointed annually by a majority vote of the Board and any vacancies on the Committee shall be filled by a majority vote of the Board. The Board may remove any member or all members of the Committee at any time, with or without cause.

Unless a chairperson of the Committee (the “Chair”) is appointed by the full Board, the members of the Committee may designate a Chair by a majority vote of the full Committee membership. The affirmative vote of a majority of the full Committee membership shall be the act of the Committee, unless applicable laws, rules or regulations, the Certificate of Incorporation of the Company or its Bylaws require the vote of a greater number of directors or the entire Board.

Meetings and Administration

The Committee shall meet as frequently as circumstances dictate, or if requested by the Chief Executive Officer or any Committee member. The Committee may ask members of management, or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any Committee meeting and to provide such pertinent information as the Committee may request. Subsequent to each Committee meeting, a report of the actions taken by the Committee shall be made to the Board.

Authority, Duties and Responsibilities

The Committee’s primary responsibilities and functions shall be to:

1.	Approve the Company’s compensation philosophy and policies;

2.	Review, monitor, administer and approve (or, in the case of the Chief Executive Officer, recommend to the Board) the annual salary, bonuses and other compensation and benefits, direct and indirect, of the executive officers (the “Executive Officers”);

3.	Establish incentive compensation plans for the Executive Officers, make any determinations required to be made by the Board or a committee of the Board under such plans and review and approve (or, in the case of the Chief Executive Officer, recommend to the Board) corporate and other goals and objectives relevant to the compensation of the Executive Officers;

4.	Evaluate Executive Officer performance in light of the Company’s goals and objectives and determine and approve (or, in the case of the Chief Executive Officer, recommend to the Board) the Executive Officers’ compensation levels based on this evaluation;

5.	Review and approve (or, in the case of the Chief Executive Officer, recommend to the Board) the terms of offer letters, employment agreements, severance agreements, change–in–control agreements, indemnification agreements and other material agreements between the Company and the Executive Officers;

6.	Administer and periodically review and approve or make recommendations to the Board concerning the compensation and human resources policies, programs and plans of the Company, including management development and succession plans and the Company’s stock option and other incentive plans;

7.	Review and make recommendations to the Board concerning director compensation to align directors’ interests with the long-term interests of the Company’s stockholders;

8.	If applicable, on an annual basis, prepare a Compensation Committee Report, as required by Item 407(e)(5) of Regulation S-K, for inclusion in the Company’s annual proxy statement and/or its Annual Report on Form 10-K. This report shall include the information required by applicable laws, regulations and listing standards;

9.	If applicable, on an annual basis, review and discuss with management of the Company the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K and, if appropriate, recommend to the Board that the “Compensation Discussion and Analysis” be included in the Company’s annual proxy statement and/or its Annual Report on Form 10-K;

10.	If applicable, take into consideration the advisory stockholder vote on executive compensation required by the Securities Exchange Act of 1934, as amended, and the applicable rules of the United States Securities and Exchange Commission (the “Say on Pay Vote”), from past annual meetings of stockholders of the Company as part of the Committee’s review and determinations concerning Executive Officer compensation and benefits and in connection with its review, consideration and recommendation of the “Compensation Discussion and Analysis” required to be included in the Company’s annual proxy statement or Annual Report on Form 10-K;

11.	If applicable, determine and recommend to the Board a desired frequency for Say on Pay Votes to be proposed to the Company’s stockholders at the annual meeting of stockholders of the Company at least once every six (6) years and in accordance with applicable laws, regulations and listing standards, and taking into consideration prior stockholder votes;

12.	On an annual basis, review and evaluate the Company’s policies and practices in compensating employees, including non-Executive Officers, as they relate to risk management practices and risk-taking incentives;

13.	Make regular reports to the Board, which report shall include a description of all significant actions taken or matters discussed by the Committee at the meeting;

14.	Keep written minutes of its meetings, which minutes shall be provided to the Board and maintained with the books and records of the Company;

15.	Review and reassess annually the Committee’s performance and the adequacy of this Charter, and recommend any proposed changes to the Board for approval; and

16.	Establish subcommittees and delegate authority to such subcommittees if the Committee determines it is desirable to accomplish the duties and responsibilities of the Committee.

Advisors

The Committee shall have the authority to retain one or more compensation consultants as it deems appropriate to assist in the performance of its duties. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors. The Committee shall have sole authority to approve the consultant’s or other external advisor’s fees and other retention terms and to terminate the engagement of the consultant or other external advisor. The Company shall provide appropriate funding, as determined by the Committee, for payment of applicable fees and expenses of the Committee’s consultants or other external advisors. The Committee shall review annually the fees paid by the Company to the consultant or other external advisor for all services provided to the Company and shall evaluate the independence of the consultant or other external advisor, taking into consideration structure safeguards to assure the independence of the consultant or other external advisor and any other considerations specified by applicable law, regulation or listing standard.

Prior to engaging or receiving advice from any such consultant or other external advisor, the Committee shall assess the independence of such consultant or other external advisor, including, without limitation, consideration of the following factors:

1.	The provision of other services to the Company by the person / entity that employs such consultant or other external advisor;

2.	The amount of fees received from the Company by the person / entity that employs such consultant or other external advisor, as a percentage of total revenue of such employer;

3.	The policies and procedures of the person / entity that employs such consultant or other external advisor that are designed to prevent conflicts of interest;

4.	Any business or personal relationship of such consultant or other external advisor with a member of the Compensation Committee;

5.	Any securities of the Company owned by such consultant or other external advisor; and

6.	Any business or personal relationship of such consultant or other external advisor or the person / entity employing such consultant or other external advisor with an executive officer of the Company.

Delegation of Duties

The Committee shall be permitted to delegate any or all of its responsibilities to one or more subcommittees of the Committee to the extent consistent with this Charter, the Company’s Certificate of Incorporation and Bylaws, applicable law, applicable regulations, and the rules of the NASDAQ Stock Market and such other markets in which the Company’s securities trade.

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